EXHIBIT 99.1

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Announces Private Placement Debt Transaction

Financing will total approximately $125 million

MILWAUKEE—April 8, 2013—Sensient Technologies Corporation (NYSE: SXT) announced today that it has entered into an agreement with investors for the issuance of $75 million and €38 million in ten year, fixed-rate, senior notes.  The debt will mature in November 2023.  Proceeds from the offering will be used to repay maturing notes and bank debt.

Kenneth P. Manning, Chairman and Chief Executive Officer of Sensient Technologies Corporation, said, “This transaction allows the Company to continue to strengthen its capital structure, and do so at very attractive rates.  We think this is a good time to issue long-term debt.”

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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